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                                                                    Exhibit 99.1

                 PRICE ENTERPRISES, INC. AND EXCEL LEGACY CORP.
                               ANNOUNCE AGREEMENT


SAN DIEGO, California, June 2, 1999/PR Newswire/ -- Price Enterprises, Inc. (NASDAQ: PREN; Preferred: PRENP) and Excel Legacy Corporation (AMEX: XLG) jointly announced that they have entered into an agreement regarding Legacy's acquisition of the outstanding Common Stock of Price Enterprises. This is a follow-up to the May 12, 1999 announcement of an earlier agreement between Legacy and Sol Price, as trustee of certain trusts, and other stockholders of Price Enterprises.

Under the agreement, which is subject to certain conditions including regulatory clearances, Legacy has agreed to make a debt-and-cash exchange offer at $8.50 per share for any and all shares of Common Stock of Price Enterprises. The exchange offer would consist of per share consideration for Price Enterprises' Common Stock of $4.25 in cash, at least $2.75 in principal amount of newly issued 9% Convertible Subordinated Debentures of Legacy due 2004 (convertible at any time into Legacy Common Stock at $5.50 per share), and $1.50 in whatever combination Legacy elects of cash, Convertible Subordinated Debentures or newly issued 10% Senior Notes of Legacy due 2004. The exchange offer would be made only pursuant to a prospectus. Legacy has the right prior to commencing the exchange offer to elect to offer $8.50 per share in cash for any and all shares of Price Enterprises Common Stock.

This agreement also provides the following protection for the holders of Price Enterprises' Preferred Stock: 1) the right to elect three of the five board members of Price Enterprises until such time as Legacy makes an offer to purchase any and all preferred stock at the liquidation value of $16.00 per share and purchases all shares duly tendered and not withdrawn, or if fewer than 2,000,000 shares of preferred stock remain outstanding; and 2) no common stock dividend may be paid from Price Enterprises to Legacy until all Price Enterprises' obligations for interest expense on debt and preferred dividends are paid and a $7.5 million reserve is in place. The $7.5 million reserve may be used for improvement and/or acquisition of properties, buy-back of Price Enterprises' preferred stock or the reduction of Price Enterprises' debt.

Pursuant to the previously announced agreement, certain stockholders of Price Enterprises are expected to deposit additional shares of Common Stock in escrow, with instructions to accept the Legacy offer. The aggregate number of shares placed in escrow will represent more than 51% of the voting power of Price Enterprises. Concurrently, Legacy will deposit additional cash into the escrow account for a total of $7.5 million.

This press release contains some forward-looking statements. By their nature, such statements are subject to risks and uncertainties that might cause what actually happens to be different from what is presently expected. Among other things, either Price Enterprises or Legacy might be unable, or unwilling, or might determine that it would be improper, to continue with the transaction as outlined above; regulatory delays might interfere with the parties' ability to proceed; currently anticipated financing for Legacy might fail to materialize and alternative financing might not be available; or other external events might intervene. Some of the risks relevant to Price Enterprises


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are identified in its SEC reports, particularly the report on Form 10-K filed on
March 29, 1999. Some of the risks relevant to Legacy are identified in its SEC reports, particularly the report on Form 10-K filed on October 28, 1998.


CONTACT: Jack McGrory, President and Chief Executive Officer, Price Enterprises, Inc., 619-581-4973, and Graham R. Bullick, Senior Vice President--Capital Markets, Excel Legacy Corp., 619-675-9400 ext. 203.